EXHIBIT 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600
Contacts:

Investors:  Alice Kang Ryder  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Raises Adjusted EBITDA Guidance

KIRKLAND, Wash. –  September 28, 2004 - Nextel Partners, Inc. (NASDAQ: NXTP) announced today that the company is increasing its full-year 2004 Adjusted EBITDA guidance by approximately 9% from $340 million to $370 million, implying a 101% increase in Adjusted EBITDA over the company’s 2003 Adjusted EBITDA of $183.8 million.

“The preliminary year-to-date results indicate that Nextel Partners is tracking very well with respect to our annual guidance and is meaningfully exceeding previous expectations for Adjusted EBITDA in 2004,” said Barry Rowan, Nextel Partners’ Chief Financial Officer.  “We look forward to sharing further details with you on our third quarter earnings call next month.”

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners’ operational trends and future financial results.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2003 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications (Nextel) in mid-sized and rural markets in 31 states where approximately 53 million people reside.  Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.

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Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA

The term “EBITDA” refers to a financial measure that is defined as earnings before interest, taxes, depreciation and amortization; we use the term “Adjusted EBITDA” to reflect that our financial measure also excludes cumulative effect of change in accounting principle, loss from disposal of assets, loss from early extinguishment of debt and stock-based compensation.  Adjusted EBITDA is commonly used to analyze companies on the basis of leverage and liquidity.  However, Adjusted EBITDA is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies.  Adjusted EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP.  We have presented Adjusted EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements.  The following schedule reconciles Adjusted EBITDA to net cash from operating activities reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	Guidance For the Year Ending December 31, 2004	Revised Guidance For the Year Ending December 31, 2004
(in millions)

Net cash from operating activities (as reported on Consolidated Statements of Cash Flows)	$252.2 or higher/lower	$261.3 or higher/lower
Adjustments to reconcile to Adjusted EBITDA:
Cash paid interest expense, net of capitalized amount	104.0 or higher/lower	104.0 or higher/lower
Interest income	(2.1) or higher/lower	(2.4) or higher/lower
Change in working capital	(14.1) or higher/lower	7.1 or higher/lower
Adjusted EBITDA	$340.0 or higher	$370.0 or higher